UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2006

FLIR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-21918	93-0708501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27700A SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498-9547

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

FLIR Systems, Inc. (the “Company”) has entered into change of control agreements (the “Change of Control Agreements”) with the following executive officers: Arne Almerfors, Stephen M. Bailey, James A. Fitzhenry, Denis A. Helm, William A. Sundermeier, Andrew C. Teich and Anthony L. Trunzo.

Each of the Change of Control Agreements is for a term ending December 31, 2008, provided that if a Change of Control (as defined) occurs before December 31, 2008, the Change of Control Agreements will continue in effect for a period of 180 days beyond the stated term. If a Change of Control occurs during the term of the Change of Control Agreements and an executive officer’s employment terminates within 60 days before or 180 days after the Change of Control for any reason other than the executive officer’s death or disability or termination by the Company for “Cause,” such executive officer would be entitled to receive a lump sum payment in an amount equal to two times the executive officer’s average annualized compensation for the two most recent tax years ending before the Change of Control.

In addition, such executive officer would be entitled to the continuation of health and insurance benefits for up to 24 months following the termination of employment and all unvested stock options and rights under Company stock option, retirement and pension plans would become immediately and fully vested. For purposes of the Change of Control Agreements, a “Change of Control” means any merger or consolidation transaction that results in the shareholders of the Company immediately before such transaction owning less than 50 percent of the total combined voting power of the surviving corporation in the transaction. For the purposes of the Change of Control Agreements, “Cause” includes the commission of certain illegal or wrongful acts, a breach of any material term of the Change of Control Agreement or a breach of fiduciary duty to the Company.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Form of Change in Control Agreement dated as of May 8, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on May 12, 2006.

FLIR SYSTEMS, INC. (Registrant)

By	/s/ Stephen M. Bailey
Stephen M. Bailey Sr. Vice President, Finance and Chief Financial Officer